                                                                     EXHIBIT 8.1

                          WALLER LANSDEN DORTCH & DAVIS
                    A PROFESSIONAL LIMITED LIABILITY COMPANY

                              Nashville City Center
                          511 Union Street, Suite 2100
                             Post Office Box 198966
                         Nashville, Tennessee 37219-8966

Facsimiles                       (615) 244-6380           809 South Main Street
(615) 244-6804                                                P. O. Box 1035
(615) 244-5686                                           Columbia, TN 38402-1035
                                                              (615) 388-6031

                                November 2, 1998

BancorpSouth, Inc.
One Mississippi Plaza
Tupelo, Mississippi  38801


         RE: CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER OF THE FIRST CORPORATION WITH AND INTO BANCORPSOUTH, INC.

Ladies and Gentlemen:

         We have acted as tax counsel to BancorpSouth, Inc., a Mississippi corporation ("BancorpSouth"), in connection with the proposed merger (the "Merger") of The First Corporation, an Alabama corporation (the "Company"), with and into BancorpSouth, pursuant to the terms of the Agreement and Plan of Merger dated as of August 12, 1998 (the "Merger Agreement"), by and among BancorpSouth and the Company. At your request, as an exhibit to the Registration Statement on Form S-4 to be filed with the Securities and Exchange Commission in connection with the Merger (the "Registration Statement"), we are hereby rendering our opinion regarding certain federal income tax consequences of the Merger pursuant to Item 601(b)(8) of Regulation S-K.

                             INFORMATION RELIED UPON

         In rendering the opinion set forth herein and with your consent, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Prospectus Supplement/Proxy Statement included in the Registration Statement related to the Merger (together, the "Proxy Statement") and the representations (which we have neither investigated nor verified) given to us by letter, dated November 2, 1998, by BancorpSouth and by letter, dated November 2, 1998, by the Company, each as contained and described in the representations section of such letters (collectively, the "Certificates"), and have assumed that such Certificates will be complete and accurate on the date given and as of the Effective Time. In addition, we have examined such other documents, agreements, and certificates and made such investigations of law and fact as we have deemed necessary or appropriate as a basis for the opinion set forth below.

         In our examination, we have assumed, with your consent, the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photocopies, the authenticity of the originals of such copies, and any material unexecuted documents will be properly executed in the form as currently presented to us. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon the accuracy and completeness of (i) the statements and representations made by BancorpSouth and the Company and (ii) the Proxy

BancorpSouth, Inc.
November 2, 1998
Page 2


Statement, and we have assumed that such will be complete and accurate through the date hereof and will continue to remain complete and accurate as of the Effective Time. In addition, we have assumed, with your consent, that the statements contained in the Certificates are complete and accurate on the date hereof and will be complete and accurate as of the Effective Time, and that any representation made in any of the documents referred to herein "to the best of the knowledge and belief" (or similar qualification) of any person or party is now and will be as of the Effective Time complete and accurate without such qualification. We have also assumed that the transactions contemplated by the Merger Agreement will be consummated in accordance therewith and as described in the Proxy Statement and that the Merger will qualify as a statutory merger under the applicable laws of the States of Mississippi and Alabama.

         Unless specified, capitalized terms used herein shall have the meanings assigned to them in the Proxy Statement or the appendices thereto (including the Merger Agreement). All references herein to the Code are to the Internal Revenue Code of 1986, as amended (the "Code").

                                     OPINION

         On the basis of the foregoing, and subject to the assumptions, qualifications and limitations stated herein, we are of the opinion that:

                           (i) the Merger will be treated as a reorganization
                  within the meaning of Section 368(a) of the Code;

                           (ii) no gain or loss will be recognized by
                  BancorpSouth or the Company as a result of the Merger;

                           (iii) no gain or loss will be recognized by the
                  shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger (except with respect to cash received in lieu of a fractional share interest in BancorpSouth Common Stock); and

                           (iv) the aggregate tax basis of the BancorpSouth
                  Common Stock received by the shareholders of the Company who exchange all of their Company Common Stock solely for BancorpSouth Common Stock pursuant to the Merger will be the same as the aggregate tax basis of the Company Common Stock surrendered in exchange therefor (reduced by any amount allocable to a fractional share interest for which cash is received).

         The opinion expressed herein is based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinion is based solely on the documents that we have examined, the additional information that we have obtained, and the facts set out in the Certificates that we have assumed, with your consent, to be true and correct. Our opinion cannot be relied upon if any of the facts contained in such documents or in any such additional information is, or later becomes, inaccurate, or if any of the facts set out in the Certificates is, or later becomes, inaccurate.

         Our opinion is limited to the United States federal income tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders of the Company that are subject to special tax rules.

BancorpSouth, Inc.
November 2, 1998
Page 2


         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm under the heading "The Merger -- Certain Federal Income Tax Consequences" and elsewhere in the Proxy Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.


                               Very truly yours,


                               /s/ WALLER LANSDEN DORTCH & DAVIS, PLLC